SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
              ----------------------------------------------------

                                  SCHEDULE 13D

                                (Amendment No. 1)

                    Under the Securities Exchange Act of 1934


                             Penske Motorsports Inc.
                                (Name of Issuer)

                     Common Stock, Par Value $.01 Per Share
                         (Title of Class of Securities)

                                  709 598 10 6
                                 (CUSIP Number)

            Glenn R. Padgett, P.O. Box 2801, Daytona Beach, FL 32120 (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)



                                  May 10, 1999
             (Date of Event which Requires Filing of this Statement)
        -----------------------------------------------------------------

            If the filing person has previously filed a statement on
           Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this
             schedule because of Rule 13d-1(b)(3) or (4), check the
             following box |_|. Check the following box if a fee is
                       being paid with this statement |_|.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      William C. France
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         USA
                                              ---------------------------------
--------------
Number of           (7)  Sole Voting Power        500
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   500
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                                    ------------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,851,021 (2)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       IN
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      James C. France
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         USA
                                              ----------------------------------
--------------
Number of           (7)  Sole Voting Power        1000
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   1000
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                                    ------------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,851,521 (2)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       IN
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      Betty Jane France
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         USA
                                              ---------------------------------
--------------
Number of           (7)  Sole Voting Power        500
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   500
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                                    ------------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,851,021 (2)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       IN
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                      Sharon M. France
         -----------------------------------------------------------------------
                  I.R.S. Identification No.
         -----------------------------------------------------------------------

(2)      Check the Appropriate Box if a Member of Group (See Instructions)
         |x| (a)
                ----------------------------------------------------------------
         |_| (b)
                ----------------------------------------------------------------

(3)      SEC Use Only
                     -----------------------------------------------------------

(4)      Sources of Funds (See Instructions)
                                            ------------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                     -----------------------------------------------------------

(6)      Citizenship or Place of Organization         USA
                                             -----------------------------------
--------------
Number of           (7)  Sole Voting Power        0
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   0
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                                    ------------------------------

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,850,521 (1)
         -----------------------------------------------------------------------
(12)     Check if the Aggregate Amount in Row (11) Excludes Certain
         Shares (See Instructions)
                                  ----------------------------------------------
(13)     Percent of Class Represented by Amount in Row (11) Approximately 56.8]%

(14)     Type of Reporting Person (See Instructions)       IN
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                      Lesa D. Kennedy
         -----------------------------------------------------------------------
                  I.R.S. Identification No.
         -----------------------------------------------------------------------

(2)      Check the Appropriate Box if a Member of Group (See Instructions)
         |x| (a)
                ----------------------------------------------------------------
         |_| (b)
                ----------------------------------------------------------------

(3)      SEC Use Only
                     -----------------------------------------------------------

(4)      Sources of Funds (See Instructions)
                                            ------------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                     -----------------------------------------------------------

(6)      Citizenship or Place of Organization         USA
                                             -----------------------------------
--------------
Number of           (7)  Sole Voting Power        0
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,851,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   0
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,851,521 (1)
--------------                                    ------------------------------

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,851,521 (2)
         -----------------------------------------------------------------------
(12)     Check if the Aggregate Amount in Row (11) Excludes Certain
         Shares (See Instructions)
                                  ----------------------------------------------
(13)     Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)     Type of Reporting Person (See Instructions)       IN
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (8) and (10) the reporting person disclaims beneficial ownership of all but 1000 of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      Brian Z. France
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         USA
                                              ---------------------------------
--------------
Number of           (7)  Sole Voting Power        1900
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   1900
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                                    ------------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,852,421 (2)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       IN
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      Jamison C. France
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         USA
                                              ----------------------------------
--------------
Number of           (7)  Sole Voting Power        0
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   0
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                                    ------------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,850,521 (1)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       IN
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      Jennifer A. France
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         USA
                                              ----------------------------------
--------------
Number of           (7)  Sole Voting Power        0
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   0
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                                    ------------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,850,521 (1)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       IN
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      Amy L. France
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         USA
                                              ----------------------------------
--------------
Number of           (7)  Sole Voting Power        0
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   0
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                                    ------------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,850,521 (1)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       IN
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      Benjamin Z. Kennedy
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         USA
                                              ----------------------------------
--------------
Number of           (7)  Sole Voting Power        0
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   0
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                                    ------------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,850,521 (1)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       IN
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                   National Association for Stock Car Auto Racing, Inc. (NASCAR)
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         FLORIDA
                                              ---------------------------------
--------------
Number of           (7)  Sole Voting Power        0
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   0
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                                    ------------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,850,521 (1)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       CO
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      Automotive Research Bureau, Inc. (ARB)
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         FLORIDA
                                              ----------------------------------
--------------
Number of           (7)  Sole Voting Power        0
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   0
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                                    ------------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,850,521 (1)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       CO
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      Western Opportunity Limited Partnership
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         NEVADA
                                              ---------------------------------
--------------
Number of           (7)  Sole Voting Power        0
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   0
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                                    ------------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,850,521 (1)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       PN
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      Sierra Central Corp.
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         NEVADA
                                              ----------------------------------
--------------
Number of           (7)  Sole Voting Power        0
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   0
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                                    ------------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,850,521 (1)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       CO
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      Principal Investment Company
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         NEVADA
                                              ----------------------------------
--------------
Number of           (7)  Sole Voting Power        0
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   0
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                                    ------------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,850,521 (1)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       CO
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      White River Investment Limited Partnership
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         NEVADA
                                              ----------------------------------
--------------
Number of           (7)  Sole Voting Power        0
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   0
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                                    ------------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,850,521 (1)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       PN
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      Cen Rock Corp.
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         NEVADA
                                              ----------------------------------
--------------
Number of           (7)  Sole Voting Power        0
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   0
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                                    ------------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,850,521 (1)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       CO
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      Secondary Investment Company
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         NEVADA
                                              ----------------------------------
--------------
Number of           (7)  Sole Voting Power        0
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   0
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                                    ------------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,850,521 (1)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       CO
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      Polk City Limited Partnership
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         NEVADA
                                              ----------------------------------
--------------
Number of           (7)  Sole Voting Power        0
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   0
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                                    ------------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,850,521 (1)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       PN
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      Boone County Corporation
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         NEVADA
                                              ----------------------------------
--------------
Number of           (7)  Sole Voting Power        0
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   0
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                                    ------------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,850,521 (1)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       CO
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      Carl Investment Limited Partnership
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         NEVADA
                                              ----------------------------------
--------------
Number of           (7)  Sole Voting Power        0
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   0
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                                    ------------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,850,521 (1)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       PN
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      Quaternary Investment Company
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         NEVADA
                                              ----------------------------------
--------------
Number of           (7)  Sole Voting Power        0
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   0
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                                    ------------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,850,521 (1)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       CO
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      J Holder Limited Partnership
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         NEVADA
                                              ----------------------------------
--------------
Number of           (7)  Sole Voting Power        0
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   0
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                                    ------------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,850,521 (1)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       PN
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      J Holder Company
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         NEVADA
                                              ----------------------------------
--------------
Number of           (7)  Sole Voting Power        0
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   0
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                                    ------------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,850,521 (1)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       CO
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      JA Holder Limited Partnership
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         NEVADA
                                              ----------------------------------
--------------
Number of           (7)  Sole Voting Power        0
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   0
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                                    ------------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,850,521 (1)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       PN
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      JA Holder Company
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         NEVADA
                                              ----------------------------------
--------------
Number of           (7)  Sole Voting Power        0
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   0
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                                    ------------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,850,521 (1)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       CO
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      AL Holder Limited Partnership
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         NEVADA
                                              ----------------------------------
--------------
Number of           (7)  Sole Voting Power        0
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   0
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                                    ------------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,850,521 (1)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       PN
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      AL Holder Company
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         NEVADA
                                              ----------------------------------
--------------
Number of           (7)  Sole Voting Power        0
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   0
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                                    ------------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,850,521 (1)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       CO
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      SM Holder Limited Partnership
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         NEVADA
                                              ----------------------------------
--------------
Number of           (7)  Sole Voting Power        0
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   0
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                                    ------------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,850,521 (1)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       PN
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      SM Holder Company
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         NEVADA
                                              ---------------------------------
--------------
Number of           (7)  Sole Voting Power        0
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   0
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                              -----------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,850,521 (1)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       CO
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      Zack Limited Partnership
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         NEVADA
                                              ---------------------------------
--------------
Number of           (7)  Sole Voting Power        0
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   0
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                              -----------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,850,521 (1)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       PN
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      Zack Company
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         NEVADA
                                              ---------------------------------
--------------
Number of           (7)  Sole Voting Power        0
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   0
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                              -----------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,850,521 (1)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       CO
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      BBL Limited Partnership
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         NEVADA
                                              ----------------------------------
--------------
Number of           (7)  Sole Voting Power        0
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   0
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                                    ------------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,850,521 (1)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       PN
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      BBL Company
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         NEVADA
                                              ----------------------------------
--------------
Number of           (7)  Sole Voting Power        0
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   0
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                                    ------------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,850,521 (1)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       CO
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      International Speedway Corporation
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         FLORIDA
                                              ----------------------------------
--------------
Number of           (7)  Sole Voting Power        0
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,850,521 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   0
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,850,521 (1)
--------------                                    ------------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,850,521 (1)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       CO
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                      Facility Investments, Inc.
         ----------------------------------------------------------------------
                  I.R.S. Identification No.
         ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)
          |x| (a)
                  ------------------------------------------------------------
          |_| (b)
                  ------------------------------------------------------------

(3)       SEC Use Only
                      -------------------------------------------------------

(4)       Sources of Funds (See Instructions)
                                             -----------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                      ----------------------------------------

(6)       Citizenship or Place of Organization         NEVADA
                                              ----------------------------------
--------------
Number of           (7)  Sole Voting Power        48,646
Shares                                            ------------------------------
Beneficially        (8)  Shared Voting Power      7,801,875 (1)
Owned by                                          ------------------------------
Each                (9)  Sole Dispositive Power   48,646
Reporting                                         ------------------------------
Person With         (10) Shared Dispositive Power 7,801,875 (1)
--------------                                    ------------------------------

(11)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                   7,850,521 (2)
          ----------------------------------------------------------------------
(12)      Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)
                                   ---------------------------------------------
(13)      Percent of Class Represented by Amount in Row (11) Approximately 56.8%

(14)      Type of Reporting Person (See Instructions)       CO
--------------------------------------------------------------------------------
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

CUSIP No. 709 598 10 6

Item 1   Security and Issuer.
         --------------------

         This Amendment No. 1 to the Schedule 13D dated May 6, 1997 of the France Family Group and, as joint filers, International Speedway Corporation and its wholly owned subsidiary Facility Investment, Inc.(as amended, the "Schedule 13D") is filed to reflect information required pursuant to Rule 13d-2 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, relating to the common shares, $.01 par value, of Penske Motorsports Inc. with its principal executive offices located at 13400 Outer Drive, West, Detroit, Michigan 48239-4001.

Item 2   Identity and Background.
         ------------------------

         Item 2 is amended by the deletion of Paragraph 2 and the insertion of the following:

         With respect to 7,801,875 shares (the reporting persons disclaim beneficial ownership of these shares and this report shall not be deemed an admission that any of the reporting persons are the beneficial owner of such securities), voting and dispositive power may be deemed to be shared among:
Penske Corporation, a Delaware corporation; Penske Performance, Inc., a Delaware corporation; PSH Corp., a Delaware corporation; Roger S. Penske, a United States citizen; International Speedway Corporation, a Florida Corporation; Facility Investments, Inc., a Florida Corporation; and the France Family Group, a group consisting of the living lineal descendants of William H.G. France, and Anne B. France, some spouses of such descendants and various entities controlled by such descendants and their spouses, which consists of the following natural persons and other entities: William C. France, a United States citizen; Betty Jane France, a United States citizen; James C. France, a United States citizen; Sharon M. France, a United States citizen; Lesa D. Kennedy, a United States citizen; Brian Z. France, a United States citizen; Jamison C. France, a United States citizen; Jennifer A. France, a United States citizen; Amy L. France, a United States citizen; Benjamin Z. Kennedy, a United States citizen; Western Opportunity Limited Partnership, a Nevada limited partnership; Sierra Central Corp., a Nevada corporation; Principal Investment Company, a Nevada corporation; White River Investment Limited Partnership, a Nevada limited partnership; Cen Rock Corp., a Nevada corporation; Secondary Investment Company, a Nevada corporation; Polk City Limited Partnership, a Nevada limited partnership; Boone County Corporation, a Nevada corporation; Carl Investment Limited Partnership, a Nevada limited partnership; Quaternary Investment Company, a Nevada corporation; NASCAR, a Florida corporation; Automotive Research Bureau, a Florida corporation; J Holder Limited Partnership, a Nevada limited partnership; J Holder Company, a Nevada corporation; JA Holder Limited Partnership, a Nevada limited partnership; JA Holder Company, a Nevada corporation; AL Holder Limited Partnership, a Nevada limited partnership; AL Holder Company, a Nevada corporation; SM Holder Limited Partnership, a Nevada limited partnership; SM Holder Company, a Nevada corporation; Zack Limited Partnership, a Nevada limited partnership; Zack Company, a Nevada corporation; BBL Limited Partnership, a Nevada limited partnership; and BBL Company, a Nevada corporation.

         Item 2 is further amended by the deletion of Paragraph 3 and the insertion of the following:

         With respect to 48,646 shares (some of reporting persons disclaim beneficial ownership of these shares and this report shall not be deemed an admission that any of such reporting persons are the beneficial owner of such securities), voting and dispositive power may be deemed to be shared among:
International Speedway Corporation, a Florida Corporation; Facility Investments, Inc., a Florida Corporation; and the France Family Group.

CUSIP No. 709 598 10 6

         Item 2 is further amended by the deletion of Paragraph 4 and the insertion of the following:

         The relationship among the above persons and entities is as follows:
PSH Corp., a Delaware corporation, is the record holder of 7,801,875 shares of common stock, par value $.01 per share, of Penske Motorsports, Inc., that are the subject of this filing. Penske Performance, Inc., a Delaware corporation, owns directly 80% of the stock of PSH Corp. Facility Investments, Inc., a Florida corporation, is the holder of 48,646 shares of common stock, par value $.01 per share, of Penske Motorsports, Inc., that are the subject of this filing and also owns directly 20% of the stock of PSH Corp. Penske Corporation, a Delaware corporation, owns directly all of the stock of Penske Performance, Inc. International Speedway Corporation, a Florida corporation, owns directly all of the stock of Facility Investments, Inc. Roger S. Penske, a United States citizen, beneficially owns approximately 57% of the stock of Penske Corporation. The France Family Group, as described above, owns, directly and/or beneficially, approximately 54.9% of the total of all classes of stock of International Speedway Corporation which represents 59.9% of the votes represented by the total of all classes of stock of International Speedway Corporation.

         Item 2 is further amended by the deletion of Paragraph 5 and the insertion of the following:

         Address of Principal Business Office or, if none, Residence:

         The address of the principal business office of Western Opportunity Limited Partnership, Sierra Central Corp., Principal Investment Company, White River Investment Limited Partnership, Cen Rock Corp., Secondary Investment Company, Polk City Limited Partnership, Boone County Corporation, Carl Investment Limited Partnership, Quaternary Investment Company, J Holder Limited Partnership, J Holder Company, JA Holder Limited Partnership, JA Holder Company, AL Holder Limited Partnership, AL Holder Company, SM Holder Limited Partnership, SM Holder Company, Zack Limited Partnership, Zack Company, BBL Limited Partnership, and BBL Company, is Suite 102, 201 West Liberty Street, Reno, Nevada 89501.

Item 3   Source and Amount of Funds or Other Consideration.
         --------------------------------------------------

         Item 3 is amended and restated in its entirety as follows:

         The funds used to make the acquisition of securities which require the submission of this report will come from the working capital of International Speedway Corporation.

Item 4   Purpose of Transaction.
         -----------------------

         Item 4 is amended and restated in its entirety as follows:

         The disclosure set forth in Item 6 of this report is specifically incorporated into this Item 4 by reference in its entirety.

Item 5 Interest in Securities of the Issuer.
         -----------------------------------

         Item 5 is amended and restated in its entirety as follows:

CUSIP No. 709 598 10 6

         This portion of the Schedule 13D is completed by incorporating the information contained in Items 7, 8, 9, 10 and 11 of the copies of the second part of the cover page which are incorporated herein by reference. There have been no transactions during the past sixty days in the class of securities reported on by the reporting persons.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.
          ----------------------------------------------------------------------

         Item 6 is amended by adding the following:

         On May 10, 1999, International Speedway Corporation, a Florida corporation ("ISC"), 88 Corp., a Delaware corporation and a wholly owned subsidiary of ISC ("Merger Sub"), and Penske Motorsports Inc., a Delaware corporation ("Penske"), entered into an Agreement and Plan of Merger (the "Merger Agreement"). Upon the satisfaction of the conditions set forth in the Merger Agreement, Penske will merge with and into Merger Sub (the "Merger") and upon consummation of the Merger, Penske will be a wholly owned subsidiary of ISC. A copy of the Merger Agreement is filed as an exhibit hereto, and qualifies the disclosure set forth herein in its entirety.

         Pursuant to the Merger Agreement, each issued and outstanding share of common stock, par value $0.01 per share, of Penske (the "Penske Common Stock") outstanding immediately prior to the effective time of the Merger shall be canceled and converted into the right to receive, at the option of each Penske stockholder, (i) (A) a net amount of $15.00 in cash without interest and (B) a fraction (the "First Exchange Ratio") of a share of class A common stock ("ISC Common Stock") par value $0.01 per share of ISC equal to the quotient of $35.00 divided by the weighted average closing stock prices of ISC Common Stock during the 20 day trading period ending two trading days before the effective time of the Merger (the "Average Parent Common Stock Price"); provided that the First Exchange Ratio shall not exceed 0.842 or be less than 0.655 or (ii) a fraction (the "Second Exchange Ratio") of a share of ISC Common Stock equal to the quotient of $50.00 divided by the Average Parent Common Stock Price; provided that the Second Exchange Ratio shall not exceed 1.203 or be less than 0.936.

         In connection with the Merger, ISC, Penske Performance, Inc., a Delaware corporation ("Performance"), Penske Corporation, a Delaware corporation and sole stockholder of Performance, and PSH Corp., a Delaware corporation ("PSH"), entered into an Agreement and Plan of Merger (the "PSH Merger Agreement") dated the same date as the Merger Agreement. PSH owns approximately 56% of the issued and outstanding shares of common stock of Penske. Upon the satisfaction of the conditions set forth in the PSH Merger Agreement, PSH will merge with and into ISC (the "PSH Merger"). It is anticipated that the PSH Merger will occur on the same date as the Merger. Under certain circumstances the PSH Merger can still be consummated even if the Merger Agreement is terminated. A copy of the PSH Merger Agreement is filed as an exhibit hereto, and qualifies the disclosure set forth herein in its entirety.

         Pursuant to the PSH Merger Agreement, each issued and outstanding share of common stock of PSH (the "PSH Common Stock") outstanding immediately prior to the effective time of the PSH Merger shall be canceled and converted into the right to receive a net amount of $116,156.95 in cash without interest and a fraction (the "PSH Exchange Ratio") of a share of ISC Common Stock equal to the quotient of $271,032.88 divided by the Average Parent Common Stock Price; provided that the PSH Exchange Ratio shall not exceed 6,521.092 or be less than 5,071.960.

CUSIP No. 709 598 10 6

         In addition, PSH has agreed, in the PSH Merger Agreement, to vote the shares of Penske owned by it in favor of the approval of the Merger Agreement, the Merger and the transactions contemplated thereby. PSH has also granted an irrevocable proxy to ISC to vote its shares of Penske in favor of the approval of the Merger Agreement, the Merger and the transactions contemplated thereby if PSH fails to do so.

         Concurrently with the execution and delivery of the Merger Agreement and the PSH Merger Agreement, Penske, PSH and certain beneficial owners of the capital stock of ISC (the "ISC Stockholders") entered into a Voting and Proxy Agreement (the "Voting and Proxy Agreement"). The ISC Stockholders as a group own a majority of the voting power of ISC. Under the Voting and Proxy Agreement, each ISC Stockholder agrees to vote in favor of the approval of the issuance of ISC Class A Common Stock contemplated by the Merger Agreement and the PSH Merger Agreement, and in favor of amending the certificate of incorporation of ISC to increase the size of ISC's Board of Directors. The ISC Stockholders also have granted an irrevocable proxy to Penske or PSH to vote their ISC Class A Common Stock in favor of the approval of the issuance of ISC Class A Common Stock if the ISC Stockholders fail to do so. A copy of the Voting and Proxy Agreement is filed as an exhibit hereto and qualifies the disclosure set forth herein in its entirety.


Item 7.   Material to be filed as Exhibits.
          ---------------------------------


         99.1 Agreement and Plan of Merger among International Speedway Corporation, Penske Motorsports, Inc. and 88 Corp., dated May 10, 1999.

         99.2 Agreement and Plan of Merger among International Speedway Corporation, Penske Performance Inc., Penske Corporation and PSH Corp., dated May 10, 1999.

         99.3 Voting and Proxy Agreement among Penske Motorsports Inc., PSH Corp. and certain beneficial owners of International Speedway Corporation common stock, dated May 10, 1999.

CUSIP No. 709 598 10 6

Signatures.
         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date May 10, 1999

/s/ William C. France                                /s/ James C. France
-----------------------------------        -----------------------------------
Signature                                   Signature
William C. France, Individually, and        James C. France, Individually, and
on behalf of the following entities         on behalf of the following entities
in the capacity indicated:                  in the capacity indicated:
NASCAR, as its President;                   As Attorney in fact for Jennifer C.
Western Opportunity Limited                 France, Amy L. France, Jamison C.
Partnership, as President of                France, J Holder Limited
a general partner,                          Partnership, J Holder Company, JA
Sierra Central Corp.;                       Holder Limited Partnership, JA
Sierra Central Corp., as its                Holder Company, AL Holder Limited
President;                                  Partnership, and AL Holder Company;
Automotive Research Bureau,                 Principal Investment Company, as
as its President;                           its President;
White River Investment Limited                 Secondary Investment Company, as
Partnership, as President of a              its President;
general partner, Cen Rock Corp.;            Carl Investment Limited Partnership
Cen Rock Corp., as its President;           as President of its general partner
Polk City Limited Partnership, as           Quaternary Investment Company; and
Boone County Corporation; and               President of its general partner;
Boone County Corporation, as its            Quaternary Investment Company, as
President.                                  its President; International Speedway Corporation,
                                               as its President; and Facility Investments, Inc. as its
___________________________________            President
Name/Title                                 ___________________________________
                                           Name/Title

/s/ Betty Jane France                      /s/ Sharon M. France
-----------------------------------        -----------------------------------
Signature                                  Signature
Betty Jane France, Individually            Sharon M. France, Individually, and
___________________________________        on behalf of the following entities
Name/Title                                 in the capacity indicated:
                                           SM Holder Limited Partnership as
/s/ Lesa D. Kennedy                        President of its general partner SM
___________________________________        Holder Company; and SM Holder
Signature                                   Company, as its President.
Lesa D. Kennedy, Individually as           ___________________________________
Custodian for minor child,                 Name/Title
Benjamin Z. Kennedy, and on behalf
of the following entities in the           /s/ Brian Z. France
capacity indicated: BBL Limited            ___________________________________

CUSIP No. 709 598 10 6

Partnership as President of its                      Signature
general partner BBL Company; and                     Brian Z. France, Individually, and
BBL Company, as its President.                       On behalf of the following entities
___________________________________                  in the capacity indicated: Zack
Name/Title                                           Limited Partnership as President of
                                                     its general partner Zack Company;
                                                     and Zack Company, as its President.
                                                     ___________________________________
                                                     Name/Title




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.


 Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U. S. C. 1001).

CUSIP No. 709 598 10 6
                                  EXHIBIT INDEX
                                  -------------

Exhibit No.       Description
------------      -----------


      99.1 Agreement and Plan of Merger among International Speedway Corporation, Penske Motorsports, Inc. and 88 Corp., dated May 10, 1999.

      99.2 Agreement and Plan of Merger among International Speedway Corporation, Penske Performance Inc., Penske Corporation and PSH Corp., dated May 10, 1999.

      99.3 Voting and Proxy Agreement among Penske Motorsports Inc., PSH Corp. and certain beneficial owners of International Speedway Corporation common stock, dated May 10, 1999.